EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Chassis Agrees to Global Resolution of
U.S. Government Investigation into Military Contracts

CHARLOTTE, Mich., Dec. 18, 2008 - Spartan Chassis announced it has reached an agreement with the U.S. government in connection with an investigation of military contracting in South Carolina. The plea is expected to be finalized at a hearing in U.S. District Court in South Carolina on Monday, Dec. 22, 2008. Spartan Chassis, a subsidiary of Spartan Motors, Inc. (NASDAQ: SPAR), said it will plead guilty to one charge of making a false statement related to the terms and conditions in a military contract and will pay a total of $6 million in related fines and penalties. The plea, along with a civil settlement with the Department of Justice, will provide for a global resolution to all civil and criminal matters related to the investigation.

The plea agreement and civil settlement will conclude the investigation conducted by the U.S. Attorney's Office in South Carolina into the Company's military business involving a former Spartan independent contractor. Spartan initially reported news of the investigation in January 2008. As a result of the fine, Spartan Motors will record a $6.0 million one-time charge in its fourth quarter 2008 results, reducing its net earnings by approximately $0.17 per share.

As part of its response to the investigation, Spartan conducted an extensive internal investigation, and undertook a comprehensive review of its compliance program with the assistance of outside counsel. This review resulted in, among other things, a revision of the Company's Business Code of Conduct and Compliance, as well as the naming of Chief Financial Officer James Knapp as Spartan's Chief Compliance Officer. In addition, Spartan hired Thomas Kivell as Vice President and General Counsel. He is responsible for Spartan's legal and compliance activities, including managing the legal process for contracting with the U.S. military. Further, Spartan implemented an extensive compliance training program for all associates and instituted new internal procedures to ensure adherence to the unique and complex rules and requirements of government contracting.

"We cooperated fully with the government's investigation and have taken a number of proactive steps to ensure both that Spartan has an effective compliance program in place and that everyone in our organization understands and appreciates the military's stringent contracting and reporting requirements," said John Sztykiel, president and CEO of Spartan Motors. "Though clearly a painful lesson, we are looking forward to putting this incident behind us. We are fully focused on our future in the military market and expect to remain a supplier in good standing with all our customers."

About Spartan Chassis
Spartan Chassis, a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, defense and specialty vehicles. Spartan Motors (www.spartanmotors.com) which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

- more -

SPARTAN CHASSIS - page 2 of 2

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as "believe," "anticipate," "will," "sustain," and "continue." These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Jeff Lambert
Lambert, Edwards & Associates
Office phone: (616) 233-0500 / jlambert@lambert-edwards.com
Cell phone: 616-540-8461

# # #